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                                                                   EXHIBIT 10.29

November 10, 1998


Mr. Vincent Mifsud
2106 Brays Lane
Oakville, Ontario
L6M 2T1

Dear Vince:

I am very pleased to offer you employment with our team at Pivotal Software Inc. ("Pivotal"). Following are the terms of your employment, as we have discussed:

1. Your position at Pivotal will be Chief Financial Officer and Vice President, Operations to be located in North Vancouver, B. C. You will report to the President and CEO.

2.     Your salary will be Cdn $150,000 per year, payable semi-monthly.

3. You will be entitled to earn additional incentive compensation of US $50,000 in the first year of your employment based on Pivotal achieving its corporate revenue and profit objectives. The revenue and profit objectives which determine how your incentive compensation is earned is established by Pivotal's Board of Directors, based on Pivotal's fiscal year which ends on June 30. Your incentive compensation will be paid thirty days after the end of each calendar quarter. In the first year of employment, we will provide a non-repayable monthly draw of US $3,125 against the incentive payable.

4. You are required to provide an automobile in order to conduct business and negotiate contracts on behalf of Pivotal. You will pay the costs of operating the vehicle, however you will be given a car allowance of Cdn $1,500 per month in respect of such business use of your car.

5. Your employment will commence on November 16, 1998 or at such other mutually agreed date, but in no event shall your employment commence later than December 1, 1998.

6. You will be entitled to four weeks paid vacation per annum plus statutory holidays.

7. As a condition of employment, you are required to participate in the Pivotal employee benefits plan. Details of this plan are available for you to review. In summary, under this plan you are required to pay the premiums for basic MSP and Long Term Disability, whereas Pivotal pays the total premium for Extended Health, Dental and Life Insurance. The foregoing is subject to you confirming that neither you nor any eligible member has any unusual health condition that would significantly affect Pivotal's premiums or your eligibility, and is subject to you being accepted by Pivotal's third party



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       health and life insurers. You are entitled to a maximum of eight days of sick leave per annum without loss of pay. You may not accrue sick leave from year to year.

8. As a condition of your employment, you are required to sign an agreement of confidentiality and acknowledge that the intellectual property which results from your employment is owned by Pivotal. In addition, should your employment by Pivotal terminate for any reason, the agreement prohibits you from interfering with the employees, customers or business of Pivotal for a period of time following the cessation of employment. Two copies are attached for your signature.

9. Subject to approval by Pivotal's Board of Directors, you will be granted an option to purchase 160,000 voting common shares of Pivotal at a price of Cdn $8.00 per share in accordance with the provisions of the Pivotal Incentive Stock Option Plan (the "Plan"). This option will be effective December 1, 1998. The option vests over a period of four years in accordance with the provisions of the Plan. There are certain rights and restrictions attached to this option which are outlined in detail in the Plan documents which are available for your review.

       In the event that substantially all of the shares or assets of Pivotal are acquired by a third party as result of a corporate acquisition, and, as a result of such acquisition, your employment is terminated without cause, the standard vesting clause for your share options shall be adjusted as follows:

       (i) In the event that such acquisition occurs within the first year of your employment, then 80,000 of the options shall vest immediately, and the remainder shall be canceled.

       (ii) In the event that such acquisition occurs during years two through four, one-half of the options (of the original 160,000) that remain unvested at the time of the acquisition shall vest immediately, and the remainder shall be canceled.

10. As a condition of your employment, you agree in advance to relocate to Pivotal's office in North Vancouver, B. C. Pivotal will reimburse you for reasonable documented costs of relocating you, your family and household goods. We anticipate that your family will relocate to Vancouver in January 1999. As part of your relocation reimbursement, we agree to pay one-half of the lease payments remaining on your current residence subsequent to your family's relocation. We understand that this re-imbursement will be in the Cdn $10,000 to $15,000 range. In the event that you voluntarily resign your employment with Pivotal within one year of your date of employment, you are obligated to reimburse Pivotal for the amount of the relocation costs paid by Pivotal on your behalf.

       If for any reason you do not relocate, your employment by Pivotal may be terminated without cause and without notice of termination or severance pay in lieu of notice.

This offer of employment is open for your acceptance until Wednesday, November 11, 1998. Please sign the attached copy of this letter and the Employee Confidentiality Agreement to indicate your agreement, and return the signed copies to us.



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We look forward to you joining us in our quest to build a major software company, and we look forward to a long and mutually rewarding relationship.

Yours very truly,



Norm Francis
President & CEO
                                         I agree with and accept the above terms
:jll                               and conditions of employment.
Encs.

                                         ---------------------------------------
                                         Vincent Mifsud

                                         Date:
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